QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 5.1

[Dorsey & Whitney LLP Letterhead]

April 15, 2005

The SCO Group, Inc.
355 South 520 West, Suite 100
Lindon, Utah 84042

  Re:
  Registration Statement on Form S-8

  Ladies and Gentlemen:

        We have acted as counsel to The SCO Group, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-8 relating to the sale from time to time of up to an aggregate of 4,776,181 shares of the Company's common stock, $0.001 par value per share (the "Shares"), 2,816,161 of which are to be offered and sold under the Caldera Systems, Inc. 1999 Omnibus Stock Incentive Plan, 1,545,298 of which are to be offered and sold under the Caldera Systems, Inc. 2000 Employee Stock Purchase Plan, and 414,722 of which are to be offered and sold under the Caldera International, Inc. 2002 Omnibus Stock Incentive Plan (collectively, the "Plans").

        We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.

        In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

        Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

        Our opinion expressed above is limited to the laws of the State of Utah and the Delaware General Corporation Law.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Dorsey & Whitney LLP

NST

QuickLinks

  EXHIBIT 5.1